IQ CAPITAL STRATEGY

CODE OF ETHICS

July 12, 2017

IQ Investments LLC

Code of Ethics

Table of Contents

1.	Introduction	3
2.	Statement of General Principles	4
3.	Definitions	4
4.	Personal Investment Guidelines	6
5.	Gifts and Entertainment	7
6.	Outside Business Activities	9
7.	Compliance Procedures	10
8.	Insider Trading	11
9.	Political Contributions	12
10.	Review of Other Conflicts of Interests	13
11.	Exceptions	13
12.	Reporting of Violations	13
13.	Recordkeeping	13
14.	Annual Compliance Certification	14

IQ Investments LLC

Code of Ethics

1.      Introduction

This Code of Ethics (the “Code”) forms part of the Compliance Manual of IQ Capital Strategy (“IQ,” the “Adviser,” or the “Firm”) and has been approved by IQ’s management. This Code has been implemented in accordance with Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) as well as with the requirements of Rule 17j-1 under the Investment Company Act of 1940 (“1940 Act”), as amended. As required under Rule 204A-1, IQ as an investment adviser registered with the U.S. Securities Exchange Commission (the “SEC”) is required to maintain a Code of Ethics, distribute such Code and any amendments thereto to all required personnel, and review annually the effectiveness of this Code. In addition, IQ must provide, upon request, a copy of its Code of Ethics to any investor or client wishing to review it.

Rule 17j-1 under the 1940 Act requires each investment adviser to a registered investment company (“RIC”) to adopt a written code of ethics containing provisions reasonably necessary to prevent the adviser and its Employees from:

o	Employing any device, scheme or artifice to defraud the RIC;

o	Making any untrue statement of a material fact to the RIC or omit to state a material fact necessary in order to make the statements made to the RIC, in light of the circumstances under which they were made, not misleading;

o	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the RIC; and

o	Engaging in any manipulative practice with respect to the RIC.

o	As required by Rule 17j-1(c)(2)(ii), no less frequently than annually, the Firm shall furnish to the board of directors/trustees of a RIC, a written report that:

o	Describes any issues arising under the Code or the related procedures adopted hereunder since the last report to the board of trustees, including, but not limited to, information about material violations of the Code or procedures and the sanctions imposed in response to such material violations; and

o	Certifies that IQ has adopted procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating the Code.

This Code shall remain in effect until further notice in writing approved by Management. Any questions of interpretation or implementation should be referred to IQ’s Chief Compliance Officer (“CCO”).

All Management and employees of IQ are covered by this Code. Compliance with this Code is mandatory and a condition of your continued association with IQ. Any acts believed to be in violation of this policy must be reported immediately to the Chief Compliance Officer who will promptly undertake an investigation of the pertinent facts in consultation with management. Violation of this Code is a serious matter and may result in appropriate disciplinary action up

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Code of Ethics

to and including termination of employment. In addition, IQ, as a result of a violation of this policy, may take any other action deemed appropriate or necessary and in the best interests of IQ, its clients, or its investors.

2.	Statement of General Principles

This Code has been adopted by IQ for the purpose of instructing all employees, officers, and directors of IQ in their ethical obligations and to provide rules for their personal securities transactions. All such persons owe a fiduciary duty to IQ’s clients. A fiduciary duty means a duty of loyalty, fairness, and good faith towards the client, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:

•	The duty at all times to place the interests of the client first;

•         The requirement that all personal securities transactions be conducted in a manner consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual’s position of trust and responsibility; and

•	The fundamental standard that such employees, officers, and directors should not take inappropriate advantage of their positions or of their relationship with clients.

It is imperative that the personal trading activities of the employees, officers, and directors of IQ be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

Employees shall comply at all times with all applicable federal securities laws. Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury. Employees shall at all times maintain the confidentiality of client identities, security holdings, financial circumstances, and other confidential information. Employees shall report any violations of this Code of Ethics promptly to the Chief Compliance Officer.

3.	Definitions

Access Persons: generally any partner, officer, or director of IQ and any employee, retained consultant, or other supervised person of IQ who: (i) has access to nonpublic information regarding any purchase or sale of securities, or nonpublic information regarding the holdings of client accounts; or (ii) is involved in making securities recommendations or has access to such recommendations that are non-public.

Advisory Employees: any employee, officer, or director of IQ (or of any company in a control relationship to IQ) who, in connection with his or her regular functions or duties, participates in or makes recommendations with respect to the purchase or sale of securities; and any natural person who controls IQ and who obtains information about recommendations with respect to the purchase

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or sale of securities. The Chief Compliance Officer will maintain a current list of all Advisory Employees.

Affiliated Person: any Family Member of an Access Person; any entity for which an Access Person acts as a custodian, trustee or other fiduciary; or any corporation, partnership, joint venture, trust, company or other entity which is neither subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934 nor registered under the 1940 Act and in which the Access Person or a Family Member has a direct or indirect Beneficial Interest.

Automatic Investment Plan: a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Interest: ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security. An Access Person is presumed to have Beneficial Ownership of any Family Member’s account.

Chief Compliance Officer: the officer of IQ responsible for overseeing and administering its Compliance Program. William Portwood is IQ’s Chief Compliance Officer.

Employee Account: each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate. An Employee’s family members include the Employee’s spouse, minor children, any person living in the home of the Employee and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes.

Employees: the employees, officers and directors of IQ, including Advisory Employees. The Chief Compliance Officer will maintain a current list of all Employees.

Exempt Transactions: transactions which are 1) effected in an amount or in a manner over which the Employee has no direct or indirect influence or control, 2) pursuant to an Automatic Investment Plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, 6) closing transactions no more than five business days prior to the expiration of a related put or call option, 7) inconsequential to any Fund because the transaction is very unlikely to affect a highly liquid market or because the security is clearly not related economically to any securities that a Fund may purchase or sell, 8) involving shares of a security of a company with a market capitalization in excess of $500 million.

Family Member: of an Access Person means: that person’s spouse or minor child who resides in the same household; any adult related by blood, marriage or adoption to the Access Person (a “relative”) who shares the Access Person’s household; any relative dependent on the Access Person for financial support; or any other relationship (whether or not recognized by law) which the Chief Compliance Officer determines could lead to the possible conflicts of interest or appearances of impropriety this Code of Ethics is intended to prevent.

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Related Securities: securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

Restricted Security(ies): any Security for which trading by Access Persons is prohibited except in limited circumstances and with the prior approval of the Firm’s Chief Compliance Officer. The Firm will maintain a Restricted Securities List, which will enumerate those securities that Access Persons may not trade.

Security(ies): any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre- organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a “security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing and registered open-end funds managed by IQ; except for the following: 1) securities issued by the government of the United States, 2) bankers’ acceptances, 3) bank certificates of deposit, 4) commercial paper, 5) high quality short-term debt instruments, including repurchase agreements, and 6) shares of unaffiliated registered open-end investment companies, other than exchange traded funds

Securities Transaction: the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account. The term Securities Transaction does not include transactions executed by IQ for the benefit of unaffiliated persons, such as investment advisory and brokerage clients.

4.	Personal Investment Guidelines

These Personal Trading Guidelines set forth the general policy and procedures for employees of the Firm with respect to personal trading, but where appropriate, the Firm reserves the right to change or modify these standards.

Access Persons who wish to engage in transactions that include pre-clearance securities are required to submit their trade requests to the Firm’s Chief Compliance Officer and to obtain pre-clearance prior to engaging in the trade.

Reporting

Access Persons are required to notify the Chief Compliance Officer of any Employee Accounts in which they have a Beneficial Interest, and to assist the Chief Compliance Officer in ensuring such accounts are set up such that the Chief Compliance Officer obtains duplicate account statements on a quarterly basis. All Access Persons shall promptly inform the Chief Compliance Officer of any newly established Employee Accounts in which they have a Beneficial Interest.

Trading Restrictions

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The guidelines in this Trading Restrictions Section do not apply to Exempt Transactions unless the transaction involves a private placement or initial public offering. Employees must remember that regardless of the transaction’s status as exempt or not exempt, the Employee’s fiduciary obligations remain unchanged.

Employees may not trade Restricted Securities at any time without the prior approval of the Chief Compliance Officer. Typically, the Chief Compliance Officer will approve a Securities Transaction in a Restricted Security only for the liquidation of a position that preceded the Security’s placement on the restricted Securities List. Employees should consult the current Restricted Securities List before initiating any trade.

Employees must pre-clear in advance with the Chief Compliance Officer any securities investments held in a client account and any securities considered being bought or sold in the Fund. If the Firm is purchasing/selling or considering for purchase/sale any Security on behalf of a client account, no Employees may effect a transaction in that Security prior to the client purchase/sale having been completed by the Firm, or until a decision has been made not to purchase/sell the Security on behalf of the Client Account.

Any Securities Transactions in a private placement must be authorized by the Chief Compliance Officer, in writing, prior to the transaction. In connection with a private placement acquisition, the Chief Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a client, and whether the opportunity is being offered to the Employee by virtue of the Employee’s position with IQ. If the private placement acquisition is authorized, the Chief Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization. Employees who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Employee takes part in any subsequent investment in the same issuer.

Employees are prohibited from acquiring any Securities in an initial public offering without the prior written approval of the Chief Compliance Officer. This restriction is imposed in order to preclude any possibility of an Employee profiting improperly from the Employee’s position with IQ. If the initial public offering is authorized, the Chief Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization.

Approvals by the Chief Compliance Officer are only valid on the day they are given. Approvals for securities that only trade in the overnight market are assumed to be given for that night’s trading session.

5.	Gifts and Entertainment

No IQ Employee shall, directly or indirectly, give or permit to be given anything of value (including gratuities) in excess of $300 per individual per year where such payment or gratuity is in relation to the business of IQ. This limitation does not include customary business entertainment, such as dinners or sporting events, where IQ’s Employee is the host of the dinner or event. Gifts of tickets to sporting events or similar gifts where an Advisory Employee does not accompany the client are subject to the $300 limits cited above.

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Any gift to a client or prospective client by an Advisory Employee must be pre-approved by the Chief Compliance Officer. Documentation of the request for pre-approval and the approval granted by the Chief Compliance Officer must be maintained by the Chief Compliance Officer.

The Firm strives to maintain a high standard of business ethics, which it believes are consistent with good corporate citizenship. To ensure that these standards are not being violated, the Firm requires all Employees to perform their jobs in an ethical and legal fashion. The Firm competes and earns its business and its reputation through the quality of the service and expertise it provides, not by gifts, lavish entertainment, and the like. Moreover, the provision or exchange of gifts or lavish entertainment can result in violations of laws, rules, and regulations.

The Gifts and Entertainment policy sets forth the Firm’s rules and restrictions related to giving/receiving gifts and entertainment. Application of the rules of the Gifts and Entertainment policy can vary depending upon the business or social context, who the recipient is, the nature of the gift or entertainment, and the entity involved.

ALL gifts and entertainment must be reported to the Chief Compliance Officer. All gifts exceeding a total of $100 must be pre-cleared through the Chief Compliance Officer. For any gift or entertainment that could not reasonably be pre-cleared, the Employee should nonetheless inform the Chief Compliance Officer as soon afterwards as practicable.

Gifts

•	An Employee may not give or receive a gift that could influence or appear to influence the business judgment of the Employee or the Recipient/Donor.

•	An Employee may not give/receive cash or cash equivalents (including gift certificates) to/from anyone doing business with the Firm unless approved by the Chief Compliance Officer.

•	There are significant limitations and/or prohibitions on giving gifts to: government officials; principals, officers and employees of exchanges and regulatory organizations; U.S. union officials; and fiduciaries of ERISA Plans (collectively “Restricted Recipient”). As a practical matter, no Firm Employee shall knowingly give a gift to a Restricted Recipient.

•         In general, gifts are restricted to a total of $300 per person per calendar year. When seeking approval from the Chief Compliance Officer, the Employee shall provide the date, name and employer of the person offering/receiving the gift, a description and the approximate value of the gift.

•	De minimis gifts (token gifts, e.g. – pens, notepads, desk ornament), Promotional Gifts (umbrellas, tote bags, t-shirts) and Bereavement Gifts (reasonable and customary gifts such as flowers or food baskets given in connection with a funeral or memorial service) are not included in the calculation of the $300 limit.

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•	Personal gifts (Employee’s relationship with the other party is a personal one, which typically would be long-standing or arises primarily out of activities or relationships not involving the Firms) are not restricted by this policy.

Meals and Entertainment

•         The Firm generally encourages participation in appropriate entertainment events to foster better business relationships. Although there is not a defined limit on the value of meals or entertainment to be received or offered, the Firm advises Employees to utilize discretion in accepting or offering either.

•	An Employee may not entertain or be entertained if such entertainment could influence or appear to influence proper business judgment.

•         The Employee and the recipient/donor both must attend the entertainment event. Entertainment will be considered a gift, and fall under the limitations and restrictions that apply to gifts if the donor does not attend the event.

•	Lavish entertainment is prohibited. In general, events such as meals, theater, sporting events, leisure activities, and day outings would not be considered lavish. If you have a question about whether or not entertainment is “lavish”, contact the Chief Compliance Officer.

•         Excessive entertainment – e.g., where the Employee or the recipient is repeatedly being taken to meals, sporting events or other leisure activities is prohibited. Although excessive entertainment clearly depends upon the facts and circumstances, a pattern of entertainment, even if consistent with industry standards, may raise issues in hindsight.

Violations of the Gifts and Entertainment Policy

If an Employee fails to get approval, exceeds the guidelines, or otherwise fails to comply with the Gifts and Entertainment policy, the Firm may take appropriate disciplinary action, including but not limited to, returning gifts, not reimbursing out-of-pocket expenses or other remedial action against the offending Employee.

6.	Outside Business Activities

Management and employees are expected to devote their ability to the Firm’s interests during regular working hours and such additional time as may be properly required. Any outside business activities, including other employment, which could interfere with your responsibilities, must be disclosed to the Chief Compliance Officer. As becoming a Director of another company has additional implications, you must seek approval to serve in such capacity or similar capacity from the Chief Executive Officer or the Chief Compliance Officer.

Employees are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Chief Compliance Officer. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of

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clients. In the event that board service is authorized, Employees serving as directors will be isolated from other Employees making investment decisions with respect to the securities of the company in question. It is important to note that becoming a director of a public company can trigger reporting obligations under Section 16(a) of the U.S. Securities Exchange Act should the funds transact in the security of such company. Accordingly, prior to providing approval to become a director of a public company, the Firm will need to consider carefully how it will monitor fund transactions to ensure compliance with federal securities laws.

7.      Compliance Procedures

Employee Disclosure

Initial Holdings Report – Within ten (10) days of commencement of employment with IQ, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose the following information as of a date no more than 45 days prior to the date the person became an Employee: a) the title, type, CUSIP or ticker symbol, number of shares and principal amount of each Security in which the Employee has a Beneficial Interest when the person became an Employee, b) the name of any broker/dealer with whom the Employee maintained an account when the person became an Employee, and c) the date the report is submitted. This information may be provided via electronic or hard copy brokerage statements. (see Exhibit 3

- New Employee Securities Report or a substantially similar form developed by the CCO form time to time)

Annual Holdings Report – Annually, each Employee must certify that he or she has read and understands this Code and any amendment, and recognizes that he or she is subject to it, that he or she has complied with the requirements of this Code and has disclosed or reported all personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. In addition, each Employee shall annually provide the following information (as of a date no more than 45 days before the report is submitted): a) the title, type, CUSIP or ticker symbol, number of shares and principal amount of each Security in which the Employee had any Beneficial Interest,

b) the name of any broker, dealer or bank with whom the Employee maintains an account in which any Securities are held for the direct or indirect benefit of the Employee, and c) the date the report is submitted. This information may be provided via electronic or hard copy brokerage statements. (see Exhibit 1 – Annual Employee Securities Report or a substantially similar form developed by the CCO form time to time)

Quarterly Transaction Reports – All Employees must provide copies of all periodic broker account statements to the Chief Compliance Officer. Each Employee must report, no later than 30 days after the close of each calendar quarter, on the Securities Transaction Report form provided by IQ, all transactions in which the Employee acquired or sold any direct or indirect Beneficial Interest in a Security, including Exempt Transactions, and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code. The Report may, however, exclude transaction effected pursuant to an Automatic Investment Plan. The report will also identify any trading account, in which the Employee has a direct or indirect Beneficial Interest, established during the quarter with a broker, dealer, or bank. This information may be provided via electronic or hard copy brokerage statements. (see Exhibit 2 – Quarterly Securities Transactions Report or a substantially similar form developed by the CCO form time to time)

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The Chief Compliance Officer will, on a quarterly basis, check the trading account statements provided by brokers to verify that the Employee has not violated the Code. The Chief Compliance Officer shall identify all Employees, inform those persons of their reporting obligations, and maintain a record of all current and former access persons. The Chief Executive Officer will review the Chief Compliance Officer’s personal trading activity.

If an Employee violates this Code, the Chief Compliance Officer will report the violation to the Board of the Fund for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Employee, or suspension or termination of the Employee’s relationship with the Fund or IQ.

8.	Insider Trading

IQ forbids any of its Members or employees from (i) buying and selling securities while in possession of material non-public information, (ii) communicating material nonpublic information to others in violation of the law, or (iii) assisting someone in these activities This prohibition applies whether you are transacting on your own account or on account of IQ’ clients.

Under U.S. federal securities laws, “inside information” is material, nonpublic information about the securities, activities or financial condition of a corporation, public entity or other issuer of securities. Material, nonpublic information concerning market developments may also be construed to be inside information. For example, information about the contents of a forthcoming newspaper or magazine article that is expected to affect the price of a security should be considered material. Likewise, information concerning significant transactions which IQ intends to execute on behalf of its clients is material information on which you may not transact for your own benefit.

Information is considered to be from an “insider” if it comes from an officer, director, employee or controlling shareholder. In addition, persons who have a confidential relationship with a company may be deemed “insiders” for the purpose of the rule. Such persons typically include attorneys, accountants and financial advisers/investment bankers. Note, the prohibitions on ‘insider trading” includes the prohibition on trading in securities by a non-insider while in possession of material non- public information where the information was either (i) disclosed to the non-insider in violation of an insider’s duty to keep it confidential or (ii) misappropriated.

Information is “material” if it is likely that a reasonable investor would consider the information important in deciding whether to purchase or sell securities. Information which is likely to have an impact on market price is material. Examples of material information include changes in dividend policies, earnings estimates, changes in previously released earnings or estimates, manufacturing issues, a pending (unannounced) merger or acquisition, major litigation, cancellation of a major contract or the introduction of a new product. Information on the pending release of an analyst report or newspaper article may also be considered material, even though such information may not come from a company insider.

Information is “nonpublic” if it has not been disseminated in a manner that makes the information available to investors generally. This would include information that is disclosed in a report filed with the SEC or publication in the newspaper, a wire service or on the internet. Information that is

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disseminated to traders by brokers and institutional analyst is also generally considered public unless there is a reason to believe such information is confidential, selective disclosed to only a few analysts or came from an insider.

Information which IQ has derived from public information through its own analysis may be used for the benefit of the Adviser’s clients even though such information would not otherwise be public. Such information, however, is proprietary. Members and employees are strictly prohibited from trading on such information for the benefit of their own account and, without the approval of the Chief Compliance Officer, must not disclose it to anyone inside or outside IQ who does not need the information in the course of the Firm’s business.

“Tipping” is the disclosure of material, nonpublic information about a company or its securities to a third party, when such disclosure is not make strictly for corporate purposes. The disclosure may be made by an insider of the company, one who has misappropriated the information from the company or from another person, or by anyone who received the information traceable to an insider or one who has misappropriated the information. Trading on the basis of tipped information is subject to the same laws prohibiting insider trading.

“Misappropriation” is a basis for insider trading liability that is established when trading occurs on the basis of material, nonpublic information that was stolen or misappropriated from another person. This theory may be used in cases where the source of the information was not a company insider.

If you receive material nonpublic information that comes directly or indirectly from any insider or which you believe may have been misappropriated, do not trade in the underlying Company’s securities for any of the Adviser’s clients’ accounts or your own accounts. Further do not discuss the information with any other person without first consulting the Chief Compliance Officer who may contact IQ’s legal counsel before determining how to proceed.

Penalties for trading, or merely communicating, material non-public information are severe, both for the individuals involved and IQ and include substantial fines, damaged up to three times the profit gained or loss, being suspended or barred from employment in a securities related industry and jail sentences.

If you have any questions regarding whether information is material or non-public, you should consult the Chief Compliance Officer.

9.	Political Contributions

It is IQ’s policy to comply with all federal and state election campaign laws. Moreover, while IQ does not intend to provide advisory service, directly or indirectly, to state or local plans or to any other government entities, IQ wishes to ensure its policies and procedures are sufficient to meet the restrictions set by Rule 206(4)-5. While Employees have the right to participate in the political process by making personal contributions from personal funds, Employees cannot be reimbursed or otherwise compensated by IQ for any such contribution. Moreover, it is the Employee’s responsibility to ensure compliance with applicable legal limits. Finally, in order to ensure IQ is able to comply with the Rule 206(4)-5, in the event IQ wishes to engage in business which would fall within the scope of Rule 206(4)-5, IQ may (1) request a list of all contributions made by

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Management or employees for any prior 2 year period as well as (2) restrict the level of contributions Employees may make to a candidate.1

10.	Review of Other Conflicts of Interests

The Chief Compliance Officer will review the Firm’s business periodically to ensure that issues related to conflicts of interests between the Firm and its clients and investors are properly handled and adequate disclosure has been provided to its clients and investors. In addition, Management and employees are required to act in a manner which does not conflict or appear to conflict with the interests of the Firm and its clients and investors. If faced with in a situation involving a potential conflict, you must disclose the issue immediately to the Chief Compliance Officer.

11.	Exceptions

The Chief Compliance Officer will review and consider any proper request by Management or Employee for relief or exemption from any restriction or limitation contained in this Code of Ethics which may cause a hardship, involve unforeseen or involuntary situations, or other special circumstances where no abuse is involved and does not convey the appearance of impropriety. Any such approval shall be appropriately documented and maintained by the Chief Compliance Officer.

12.	Reporting of Violations

Any violation of the Code must be promptly reported to the Chief Compliance Officer, or if unavailable, to the Chief Executive Officer who will contact the Chief Compliance Officer. Any such reports will be treated confidentially and investigated promptly and, if appropriate, brought to the attention of Management. Violations may result in disciplinary action, including but not limited to, a warning or reprimand, suspension or dismissal.

13.	Recordkeeping

In addition to the records required elsewhere in this Code, IQ is required to maintain the following records with respect to the Code:

•	A copy of each Code in effect at any time for the past five years;

•	A record of any violation of the Code and any resulting action taken for five years from the date the violation occurred;

•	A record of all written acknowledgments of receipt of the Code and any amendments made thereto by Management and employees;

___________________

1 Rule 206(4)-5 (more commonly known as the “Pay to Play” Rule) prohibits receiving compensation for advisory services to a government entity (including state and local plans) for a two-year period after an adviser or a covered associate makes a political contribution to an official in a position to influence the award of advisory business. The rule applies to direct advisory services as well as investment by a state or local plan into a fund managed by the advisor. There is a de minimis exception for contributions of (i) $350 per candidate per election, if you are entitled to vote on the candidate or (ii) $150 per candidate per election if you are not entitled vote.

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•	A record of any exemption or waiver from the provisions of the Code;

•	A record of the annual review of the Code to determine the adequacy and effectiveness of its implementation;

•	A record of the names of persons who are currently or within the past 5 years that were access persons;

•         A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by access persons for at least 5 years after the end of the fiscal year in which the approval was granted; and

•	A record of each report made by an access person, including any information provided in lieu of such reports.

The Chief Compliance Officer is responsible for maintaining the documentation outlined above.

14.	Annual Compliance Certification

The Firm will require all Management and employees to certify annually (Exhibit A) that (i) they have received, read and understand the terms of this Code of Ethics (as they may be amended) and recognize the responsibilities and obligations incurred by their being subject to this Code and (ii) they are in compliance with the requirements of this Code, including but not limited to, the personal trading policy contained in the Code.

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EXHIBIT 1

ANNUAL EMPLOYEE SECURITIES REPORT

This information is current as of                                     (must be current as of a date no more than 45 days before the Report is submitted).

Please list all Securities in which you have a Beneficial Interest, as defined in the Code of Ethics. You may attach brokerage statements in lieu of completed the chart below.

Security (name, type, CUSIP, or ticker symbol)	# of Shares and Principal Amount	Date Acquired

◻ I do not have a Beneficial Interest in a Security.

Please list all brokers, dealers, and banks that maintain a brokerage account in which you have a Beneficial Interest, as defined in the Code of Ethics. You may attach brokerage statements in lieu of completed the chart below.

Name of Broker, Dealer, or Bank	Account Name

◻ I do not maintain a brokerage account in which I have a Beneficial Interest.

I certify that I have read and understand the Code of Ethics and recognize that I am subject to it. I certify that this is a complete list of all Securities in which I have a Beneficial Interest, and that I have complied with the requirements of the Code of Ethics including disclosure of all Securities Transactions for which the Code of Ethics requires disclosure.

Printed Name:	Signature:

Date:

Reviewed by:

(To be completed by Compliance)

Date:

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EXHIBIT 2

QUARTERLY SECURITIES TRANSACTIONS REPORT

Calendar Quarter/Year:

Persons subject to the Code of Ethics must report ALL securities transactions (including exempt transactions and transactions involving affiliated mutual funds) as defined in the Code of Ethics, executed during the reporting period. You may attach brokerage statements in lieu of completed the charts below. The report must be returned to the Chief Compliance Officer, regardless of whether any securities transactions occurred, before the 30th day after the close of the calendar quarter. Please note that this Report covers all securities in which you have a Beneficial Interest.

◻	I have executed no securities transactions during the quarter.
◻	The following is a complete list of my securities transactions:

Security*	Transaction Date	Purchase, Sale, or Other	# of Shares & Principal Amount of Security	Price	Executing Broker

*Provide interest rate, maturity date, ticker symbol, or CUSIP, if applicable

◻	I have not opened a brokerage account during the quarter.
◻	The following is a complete list of all brokerage accounts I opened during the quarter:

Name of Broker, Dealer or Bank:	Account Name:	Date Established:

I certify that I have read and understand the Code of Ethics and that I have complied with the requirements of the Code of Ethics, including disclosure of all Securities Transactions that require disclosure.

Printed Name:	Signature:

Date:

Reviewed by:

(To be completed by Compliance)

Date:

THIS REPORT SHALL NOT BE CONSTRUED AS AN ADMISSION THAT THE REPORTING PERSON HAS ANY DIRECT OR INDIRECT BENEFICIAL OWNERSHIP IN ANY SECURITY TO WHICH THIS REPORT RELATES.

IQ Investments LLC Code of Ethics EXHIBIT 3

NEW EMPLOYEE SECURITIES REPORT

This information is current as of                                     (must be current as of a date no more than 45 days before your commencing employment). Return to Chief Compliance Officer within 10 days of your commencing employment.

Please list all Securities in which you have a Beneficial Interest, as defined in the Code of Ethics. You may attach brokerage statements in lieu of completed the chart below.

◻ I do not have a Beneficial Interest in a Security.

Security (name, type, CUSIP, or ticker symbol)	# of Shares or Principal Amount	Date Acquired

Please list all brokers, dealers, and banks that maintain a brokerage account in which you have a Beneficial Interest, as defined in the Code of Ethics. You may attach brokerage statements in lieu of completed the chart below.

◻ I do not maintain a brokerage account in which I have a Beneficial Interest.

Name of Broker, Dealer or Bank	Account Name

I certify that I have read and understand the Code of Ethics and recognize that I am subject to it. I certify that this is a complete list of all Securities in which I have a Beneficial Interest, and that I have complied with the requirements of the Code of Ethics including disclosure of all Securities Transactions for which the Code of Ethics requires disclosure.

Printed Name:	Signature:

Date:

Reviewed by:

(To be completed by Compliance)

Date:

THIS REPORT SHALL NOT BE CONSTRUED AS AN ADMISSION THAT THE REPORTING PERSON HAS ANY DIRECT OR INDIRECT BENEFICIAL OWNERSHIP IN ANY SECURITY TO WHICH THIS REPORT RELATES.